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EXHIBIT 99.2

                                            FOR IMMEDIATE RELEASE

Contact:

David Bosserman                             Susan Lee
Chief Financial Officer                     Public Relations
Best Software, Inc.                         Best Software, Inc.
703-709-5200, ext. 3286                     703-709-5200, ext. 3277
e-mail: david_bosserman@bestsoftware.com    e-mail:  susan_lee@bestsoftware.com

              BEST SOFTWARE, INC. ANNOUNCES FISCAL YEAR-END CHANGE

RESTON, Va (December 22, 1997) -- Best Software, Inc. (Nasdaq: BEST), a leading provider of asset, human resource and payroll management software for middle market businesses, today announced that its Board of Directors recently approved a change for the end of its fiscal year from March 31 to December 31. As a result of the change, the Company's current fiscal year will be a nine-month transition period ending on December 31, 1997. The results for the nine-month transition period will be reported on Form 10-KT no later than March 31, 1998. Thereafter, the Company's fiscal year will run from January 1 through December 31.

"We believe that December 31 is a more natural year-end for the Company, as the December quarter generates the highest revenue and is the end of our customers' buying season. The change will also simplify communications and eliminate confusion with analysts, investors and shareholders", stated Tim Davenport, President and CEO.

ABOUT BEST SOFTWARE

Best Software, Inc., with offices in Reston, Va., St. Petersburg, Fla., and Ontario, Canada, is a leading provider of asset, human resource and payroll management software solutions for middle market businesses. Its cost-effective solutions complement core accounting systems and are scaleable, supporting Microsoft operating systems including Windows 95 and Windows NT.

For more information, contact Best Software, Inc. at 11413 Isaac Newton Square, Reston, VA 22090, call 800/368-2405, or visit http://www.bestsoftware.com.

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